UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

December 3, 2004

Date of Report

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1 - 7685	95-1492269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Orange Grove Boulevard Pasadena, California	91103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

(a) On December 2, 2004, the Board of Directors, as recommended by the Compensation and Executive Personnel Committee, approved the Company’s 2005 Executive Variable Deferred Retirement Plan (“2005 EVDRP”), which provides eligible employees of the Company the opportunity to defer receipt of a portion of salary and bonus into certain investment alternatives. The 2005 EVDRP is intended to comply with the new requirements of the America Jobs Creation Act of 2004 and related regulations, and the material terms and conditions are otherwise generally similar to the 2004 EVDRP.

(b) On December 2, 2004, the Board of Directors, as recommended by the Compensation and Executive Personnel Committee, approved the Company’s 2005 Directors Variable Deferred Compensation Plan (“2005 DVDCP”), which provides non-employee directors of the Company the opportunity to defer receipt of a portion of board retainers and fees into certain investment alternatives. The 2005 DVDCP is intended to comply with the new requirements of the America Jobs Creation Act of 2004 and related regulations, and the material terms and conditions are otherwise generally similar to the DVDCP.

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 2, 2004, Avery Dennison Corporation (the “Company”) issued a news release announcing that Rolf Börjesson has been elected as a director of the Company effective as of January 5, 2005. Mr. Börjesson was also named as a member of the Strategic Planning Committee of the Board of Directors. A copy of the aforementioned news release is attached as Exhibit 99.1 hereto.

Item 5.03 Amendment to Bylaws

Effective December 2, 2004, the Board of Directors amended Section 2 of Article III of the Company’s Bylaws to increase the size of the Board of Directors from 12 to 13.

The text of the amended Section 2 of Article III of the Bylaws is attached as Exhibit 3.2.1 hereto.

Section 9 – Financial Statement and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
3.2.1	Amended Section 2 of Article III of the Bylaws

99.1	News release dated December 2, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2004

AVERY DENNISON CORPORATION

By:	/s/ DANIEL R. O’BRYANT
Name:	Daniel R. O’Bryant
Title:	Senior Vice President, Finance and Chief Financial Officer